Exhibit 99.1

FOR IMMEDIATE RELEASE

BERRY PLASTICS HOLDING CORPORATION ANNOUNCES PROPOSED NEW LOAN FACILITY

EVANSVILLE, IN, May 30, 2007 — Berry Plastics Holding Corporation (“Berry”) announced today that its parent, Berry Plastics Group, Inc. (“Holdings”) intends, subject to certain conditions, to enter into a seven-year $500 million aggregate principal amount senior unsecured term loan facility (the “Holdings Loan Agreement”) with Credit Suisse and Citigroup Global Markets Inc. as the initial lenders, with Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. as the joint lead arrangers and joint book-running managers, Credit Suisse as the administrative agent and Citigroup Global Markets Inc. as syndication agent. Holdings intends to use a significant portion of its cash on hand and the net proceeds from the Holdings Loan Agreement to pay a dividend to its stockholders. Borrowings under the Holdings Loan Agreement will bear interest at a rate over LIBOR and will be payable in cash or, for the first five years following funding of the loan, by adding such interest to the principal of the loan, at the option of Holdings. Berry and its subsidiaries will not be a party to the Holdings Loan Agreement.

In connection with the Holdings Loan Agreement, Berry provided combined pro forma disclosure of its last twelve months (“LTM”) Adjusted EBITDA for the historical operations of Berry, Covalence Specialty Materials Holding Corp. (“Covalence”) and Rollpak giving effect to the combination, acquisition and synergies on a pro forma basis. Berry’s combined pro forma LTM Adjusted EBITDA is $467.8 million as of March 31, 2007. Since the close of Berry’s merger with Covalence on April 3, 2007, Berry has completed its previously announced acquisition of Rollpak and has generated significant cash resulting in a current US unrestricted cash balance in excess of $90 million as of close of business on May 29, 2007.

Reconciliation of Combined Net Loss to Pro Forma Adjusted EBITDA
Adjusted EBITDA is used by our lenders for debt covenant compliance purposes and by our management as one of several measures to evaluate management performance, including as a factor in determining annual bonus payments. Adjusted EBITDA eliminates what we believe are non-recurring expenses and certain other charges that we believe do not reflect our operations and underlying operational performance. The result, we believe, more accurately reflects the underlying performance of Berry and therefore provides our management and investors with a more meaningful metric to assess our performance over time.

Adjusted EBITDA is not a defined term under U.S. GAAP. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA has important limitations, including:

•	Adjusted EBITDA does not represent funds available for dividends, reinvestment or other discretionary uses, or account for one-time expenses and charges;

•	Adjusted EBITDA does not reflect cash outlays for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in or cash requirements for, working capital;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on indebtedness;

•	Adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•	Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies, including other companies in our industry, may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Consequently, management does not, and you should not, consider Adjusted EBITDA as (i) an alternative to operating or net income or cash flows from operating activities, in each case determined in accordance with U.S. GAAP, (ii) an indicator of our cash flow, or (iii) a measure of liquidity. All amounts set forth below are in millions.

Reconciliation of Combined Net Loss to Pro Forma Adjusted EBITDA for the Twelve Months ended March 31, 2007

Net Loss	($132.8)
Net interest expense	202.3
Depreciation and amortization	194.8
Income taxes	(46.3)
Loss on extinguished debt	39.9
Merger expenses	81.3
Business optimization expense	13.5
Non-cash compensation	2.6
Management fees	3.9
Pro forma synergies	90.7
Restructuring and impairment	4.9
Other, net	12.9

Adjusted EBITDA	$467.8

This press release is for informational purposes only and is not intended to serve as a solicitation to buy securities or an offer to sell securities.

For additional information, please contact:
Jeff Thompson
Executive Vice President & General Counsel
Diane Tungate
Executive Assistant
Berry Plastics Group, Inc.
101 Oakley Street
Evansville, IN 47710
Telephone: (812) 424-2904

About Berry
Berry Plastics is a leading manufacturer and marketer of plastic packaging products. Berry Plastics is a major producer of a wide range of products, including open top and closed top packaging, polyethylene-based plastic films, industrial tapes, medical specialties, packaging, heat-shrinkable coatings and specialty laminates to over 17,000 customers, ranging from large multinational corporations to small local businesses. In the LTM period-ended March 31, 2007, the company had pro forma sales of $3.1 billion. Based in Evansville, Indiana, the company has 60 manufacturing facilities worldwide and more than 13,900 employees.

Certain statements and information included in this release may constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry and Holdings to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the companies' SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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